Exhibit 99.1

For Immediate Release

Hasbro to Acquire Saban Brands’ Power Rangers

and other Entertainment Assets

Pawtucket, R.I. & Los Angeles, May 1, 2018 -- Hasbro, Inc. (NASDAQ: HAS), a global play and entertainment company, and Saban Properties LLC today announced that the companies have signed a definitive agreement for Hasbro to purchase Saban’s Power Rangers and several other entertainment brands, including My Pet Monster, Popples, Julius Jr., Luna Petunia, Treehouse Detectives and others, in a combination of cash and stock valued at $522 million.

“Power Rangers is an iconic brand built on a heritage of great storytelling and merchandising with tremendous upside potential when fully executed across Hasbro’s Brand Blueprint,” said Brian Goldner, Hasbro’s chairman and chief executive officer. “Shortly after entering into our licensing arrangement, it became clear that now was the time to begin investing in unlocking Power Rangers’ full potential. We see significant opportunity for Power Rangers across our entire Brand Blueprint, including toys and games, consumer products, digital gaming and entertainment, as well as geographically throughout our global retail footprint.  We couldn’t be more pleased that Haim Saban will continue in a consulting role to further guide our development of this valuable property for the next generation of Power Rangers fans.”

“25 years after launching Power Rangers, I believe the future for this brand has never been greater,” said Haim Saban, founder of Saban Brands and creator of Power Rangers. “Hasbro’s leadership in innovation, storytelling and brand stewardship make it the perfect company to further develop the global reach and appeal of the Power Rangers property. I look forward to working with Brian and the team in the years to come.”

Created by Haim Saban and launched in 1993, Mighty Morphin Power Rangers quickly became a pop culture phenomenon. Today, Power Rangers is one of the longest running kids’ live-action series in television history with nearly 900 episodes produced to date. The TV series, currently in its 25th season with Power Rangers Super Ninja Steel, and feature films, including 2017’s movie with Lionsgate, follows the adventures of a group of ordinary teens who morph into superheroes and save the world from evil. Saban’s Power Rangers currently airs in 150 markets around the world and is translated into numerous languages.

The first set of products from Hasbro will be available in spring 2019.

Transaction Details

Hasbro has previously paid Saban Brands $22.25 million pursuant to the Power Rangers master toy license agreement, announced by the parties in February of 2018, that was scheduled to begin in 2019. Those amounts are being credited against the purchase price. Under the terms of the purchase agreement, Hasbro will pay an additional $229.75 million in cash and will issue $270 million worth of Hasbro common stock for the Power Rangers brand and several other entertainment brands. The agreement includes all related intellectual property, category rights and content libraries owned by Saban Properties and its affiliates. The transaction is subject to a number of customary closing conditions, including obtaining required regulatory approvals, and is expected to close during the second quarter of 2018.

The transaction, including intangible amortization expense, is not expected to have a material impact on Hasbro’s 2018 results of operations.

J.P. Morgan Securities LLC is serving as financial advisor to Hasbro.

About Hasbro

Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World's Best Play Experiences. From toys and games to television, movies, digital gaming and consumer products, Hasbro offers a variety of ways for audiences to experience its iconic brands, including NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE and MAGIC: THE GATHERING, as well as premier partner brands. Through its entertainment labels, Allspark Pictures and Allspark Animation, the Company is building its brands globally through great storytelling and content on all screens. Hasbro is committed to making the world a better place for children and their families through corporate social responsibility and philanthropy. Hasbro ranked No. 1 on the 2017 100 Best Corporate Citizens list by CR Magazine, and has been named one of the World’s Most Ethical Companies® by Ethisphere Institute for the past seven years. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro & @HasbroNews) and Instagram (@Hasbro).

© 2018 Hasbro, Inc. All Rights Reserved.

About Saban’s Power Rangers

Saban’s Power Rangers franchise is the brainchild of Haim Saban, creator and producer of the original, Mighty Morphin Power Rangers hit series that launched in 1993. Following its introduction, “Power Rangers” quickly became the most-watched television program in the United States and remains one of the top-rated and longest running kids live-action series in television history. The series, currently in its 25thseason, follows the adventures of a group of ordinary teens who morph into superheroes and save the world from evil. It is seen in more than 150 markets, translated into numerous languages and a favorite on many key international children’s programming blocks around the world. For more information, visit www.powerrangers.com.

About Saban Brands

Formed in 2010 as an affiliate of Saban Capital Group, Saban Brands acquires, develops and manages a world-class portfolio of entertainment properties. Saban Brands applies a global 360-degree management approach to growing and monetizing its brands through content, digital, marketing, distribution, licensing and retail in markets worldwide. Saban Brands’ growing entertainment portfolio of brands includes Power Rangers, Treehouse Detectives, Julius Jr., Popples, Glitter Force, and Cirque du Soleil Junior – Luna Petunia, amongst many others. Saban Brands is headquartered in Los Angeles with a global network of offices. For more information, visit www.sabanbrands.com.

Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning Hasbro’s potential performance in the future, its ability to achieve its financial and business goals and the expected timing for closing this transaction and may be identified by the use of forward-looking words or phrases. Hasbro's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the company’s ability to successfully develop and commercialize the brands it is acquiring, (ii) the ability to receive required regulatory approvals in a timely manner, and (iii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission (“SEC”) filings. Hasbro undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

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Hasbro:

Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

Saban:

Press Contact: Stephanie Pillersdorf | Sard Verbinnen & Co | (212) 687-8080 | sp@SARDVERB.com